MANAGEMENT'S REPORT
Savannah Electric and Power Company 2000 Annual Report


The management of Savannah Electric and Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that accounting records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

     The audit committee of the board of directors, composed of five independent directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

     In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with accounting principles generally accepted in the United States.






/s/G. Edison Holland, Jr.                    /s/K. R. Willis
G. Edison Holland, Jr.                       K. R. Willis
President                                    Vice President,
and Chief Executive Officer                  Treasurer, Chief Financial Officer
                                             and Assistant Secretary

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Savannah Electric and Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 2000 and 1999, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements (pages 10-24) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.






/s/Arthur Andersen LLP
Arthur Andersen LLP
Atlanta, Georgia
February 28, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION
Savannah Electric and Power Company 2000 Annual Report


RESULTS OF OPERATIONS
--------------------

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 2000 totaled $23.0 million, representing no significant change from the prior year.

     In 1999, earnings were $23.1 million, representing a $0.6 million, or 2.4 percent decrease from the prior year. This was principally due to lower non-operating revenues.

Revenues

Total operating revenues for 2000 were $295.7 million, reflecting a 17.5 percent increase when compared to 1999. The following table summarizes the factors affecting operating revenues for the past two years:

                                                 Increase (Decrease)
                                                   From Prior Year
                                            -------------------------
                                      Amount
                                       2000       2000         1999
                               --------------------------------------
                                          (in thousands)
    Retail --
       Base Revenues               $161,807    $ 9,272      $   376
       Fuel cost recovery
         and other                  120,815     31,085         (438)
    -----------------------------------------------------------------
    Total retail                    282,622     40,357          (62)
    -----------------------------------------------------------------
    Sales for resale --
       Non-affiliates                 4,748      1,353       (1,153)
       Affiliates                     4,974        823        1,135
    -----------------------------------------------------------------
    Total sales for resale            9,722      2,176          (18)
    -----------------------------------------------------------------
    Other operating revenues          3,374      1,591       (2,781)
    -----------------------------------------------------------------
    Total operating revenues       $295,718    $44,124      $(2,861)
    =================================================================
    Percent change                                17.5%        (1.1)%
    -----------------------------------------------------------------

     Retail revenues increased 16.7 percent or $40.4 million in 2000 as compared to 1999. The primary contributors to the increase were continued growth in the Company's service territory, the positive impact of weather on energy sales, and an increase in fuel revenues.

     Electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Under these fuel recovery provisions, fuel revenues generally equal fuel expenses--including the fuel component of purchased energy--and do not affect net income. However, cash flow is affected by the economic loss from untimely recovery of these receivables. The Company currently plans to make a filing with the Georgia Public Service Commission (GPSC) in early 2001 to establish a new fuel rate in order to better reflect current fuel cost and to collect the current under-recovered balance.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Revenues from these sales were not material to the financial statements.

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These energy sales do not have a significant impact on earnings.

Energy Sales

Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour (KWH) sales for 2000 and the percent change by year were as follows:

                           KWH            Percent Change
                       -------------    -------------------
                           2000           2000      1999
                       -------------    -------------------
                       (in millions)
Residential                 1,671          5.8%      2.6%
Commercial                  1,369          6.3       4.2
Industrial                    800         12.2     (20.7)
Other                         137          2.5       1.1
                          -------
Total retail                3,977          7.1      (2.5)
Sales for resale --
  Non-affiliates               77         50.3      (3.3)
  Affiliates                   89         15.1      31.8
                         --------
Total                       4,143          7.8%     (2.0)%
===========================================================

     Total retail energy sales in 2000 reflected increases in all customer classes. Industrial energy sales increased 12.2 percent reflecting the re-opening of an industrial facility under new ownership. Residential and commercial sales also increased reflecting weather related demand and customer growth.

     In 1999, total retail energy sales were down by 2.5 percent from the prior year reflecting reduced energy sales of 20.7 percent to industrial customers due to the shut-down of one industrial customer's facilities in late 1998 and

Savannah Electric and Power Company 2000 Annual Report


completed construction of a steam turbine unit by another industrial customer. These reductions were partially mitigated by increased energy sales of 2.6 percent and 4.2 percent to residential and commercial customers, respectively.

Expenses

Total operating expenses for 2000 were $245.0 million, an increase of $42.0 million from the prior year due primarily to increases in purchased power from both affiliates and non-affiliates and generation fuel expense. The increase in fuel expense is attributable to an increase in generation and higher fuel costs. Purchased power increased due principally to higher energy costs. Other operation expense was higher reflecting increased benefit expenses. Maintenance expense increased from 1999 reflecting higher power delivery and power generation maintenance costs to support improved customer reliability and unit availability, respectively. Depreciation and amortization increased reflecting additional depreciation charges related to the GPSC accounting order. See Note 3 to the financial statements for additional information on the GPSC's 1998 accounting order.

     In 1999, total operating expenses were $203.0 million reflecting a slight increase of $1.4 million from the prior year. This increase was due primarily to increases in purchased power from non-affiliates and depreciation and amortization. Purchased power from non-affiliates increased due principally to higher demand for energy and increased costs associated with these power purchases. Depreciation and amortization increased reflecting additional depreciation charges related to the GPSC's accounting order.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed, and the availability of units.

     The amount and sources of energy supply and the total average cost of energy supply were as follows:

                                          2000     1999     1998
                                       --------------------------
Total energy supply
   (millions of KWHs)                    4,286    4,039    4,182
Sources of energy supply
   (percent) --
     Coal                                   52       45       42
     Oil                                     2        2        1
     Gas                                     5       10       12
     Purchased Power                        41       43       45
Total average cost of
   energy supply (cents)                  3.09     2.44     2.35
-----------------------------------------------------------------

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and trust preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated, more competitive environment.

     The Company currently operates as a vertically integrated utility providing electricity to customers within the traditional service area of southeastern Georgia. Prices for electricity provided by the Company to retail customers are set by the GPSC. Prices for electricity relating to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power are set by the Federal Energy Regulatory Commission (FERC).

Savannah Electric and Power Company 2000 Annual Report


     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, new short and long-term contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area.

     Georgia Power is currently constructing two 566 megawatt combined cycle units at Plant Wansley to begin operation in 2002. The GPSC has certified the Company's purchase of capacity from these units to serve its retail customers for approximately seven years.

     The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are affected by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity.

     Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While the GPSC has held workshops to discuss retail competition and industry restructuring, there has been no proposed or enacted legislation to date in Georgia. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of costs. The GPSC continues its assessment of the range of potential stranded costs. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition and results of operation. The Company is attempting to minimize or reduce its cost exposure.

     Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if the Company does not remain a low-cost producer and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

     Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. In 1998, the GPSC issued a four-year accounting order settling its review of the Company's earnings. See Note 3 to the financial statements for additional information.

     On December 20, 1999, FERC issued its final rule on Regional Transmission Organizations (RTOs). The order encouraged utilities owning transmission systems to form RTOs on a voluntary basis. After participating in regional conferences with customers and other members of the public to discuss the formation of RTOs, utilities were required to make a filing. On October 16, 2000, Southern Company and its integrated utility subsidiaries, including the Company, filed with FERC a proposal for the creation of an RTO. The proposal is for the formation of a for-profit company that would have control of the bulk power transmission system of Southern Company and any other participating utilities. Participants would have the option to maintain their ownership, divest, sell, or lease their assets to the proposed RTO. If the FERC accepts the proposal as filed, the creation of an RTO is not expected to have a material impact on Southern Company's financial statements. The outcome of this matter cannot now be determined.

     The Energy Act amended the Public Utility Holding Company Act of 1935 (PUCHA) to allow holding companies to form exempt wholesale generators to sell power largely free of regulation under PUCHA. These entities are able to own and

Savannah Electric and Power Company 2000 Annual Report


operate power generating facilities and sell power to affiliates--under certain restrictions.

     Southern Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets. In January 2001, Southern Company announced formation of a new subsidiary--Southern Power Company. The new subsidiary will own, manage, and finance wholesale generating assets in the Southeast. Energy from its assets will be marketed to wholesale customers under the Southern Company name.

     Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed under "Environmental Matters."

     The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standard

In June 2000, FASB issued Statement No. 138, an amendment of Statement No.
133, Accounting for Derivative Instruments and Hedging Activities. Statement No. 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

     The Company enters into commodity related forward contracts to limit exposure to changing prices on electricity purchases and sales.

     Substantially all of the Company's bulk energy purchases and sales meet the definition of a derivative under Statement No. 133. In many cases, these transactions meet the normal purchase and sale exception and the related contracts will continue to be accounted for under the accrual method. Certain of these instruments qualify as cash flow hedges resulting in the deferral of related gains and losses in other comprehensive income until the hedged transactions occur. Any ineffectiveness will be recognized currently in net income. However, others will be required to be marked to market through current period income.

     The Company adopted Statement No. 133 effective January 1, 2001. The impact on net income was immaterial to the Company. The application of the new rules is still evolving and further guidance from FASB is expected, which could further impact the Company's financial statements. Also, as wholesale energy markets mature, future transactions could result in more volatility in net income and comprehensive income.

FINANCIAL CONDITION
------------------

Overview

The principal change in the Company's financial condition in 2000 was the addition of $27.3 million to utility plant. The funds needed for gross property additions are currently provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes and from financing activities. See Statements of Cash Flows for additional information.

Exposure to Market Risks

Due to cost-based regulation, the Company has limited exposure to market volatility in interest rate, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. At December 31, 2000, exposure from these activities was not material to the Company's financial statements. Also, based on the Company's overall interest rate exposure at December 31, 2000, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

Savannah Electric and Power Company 2000 Annual Report


Capital Structure

As of December 31, 2000, the Company's capital structure consisted of 52.7 percent common stockholders' equity, 12.1 percent trust preferred securities, and 35.2 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common stockholders' equity at 48 percent, preferred securities at 10 percent and debt at 42 percent.

     Maturities and retirements of long-term debt were $0.4 million in 2000, $16.2 million in 1999, and $30.4 million in 1998.

     Included in the 1999 maturities and retirements is the purchase by the Company of all $15 million outstanding of its 7 7/8% Series First Mortgage Bonds due May 1, 2025.

     The composite interest rates and dividend rates for the years 1998 through 2000 as of year-end were as follows:

                                      2000       1999       1998
                                  -------------------------------
Composite interest rates
   on long-term debt                   6.6%       6.4%       6.5%
Trust preferred securities
   dividend rate                       6.9%       6.9%       6.9%
-----------------------------------------------------------------

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $95.9 million ($32.5 million in 2001, $31.5 million in 2002, and $31.9 million in 2003). Actual construction costs may vary from this estimate because of factors such as changes in: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. Construction and upgrading of new and existing transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $51.8 million will be needed by the end of 2003 for maturities of long-term debt and present sinking fund requirements.

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to Southern Company's integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously and the Company's Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August 1, 2000, the U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. On January 12, 2001, the EPA re-filed its claims against Alabama Power in federal district court in Birmingham, Alabama. The EPA did not include the system service company in the new complaint. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could

Savannah Electric and Power Company 2000 Annual Report


require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

     In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) were signed into law. Title IV of the Clean Air Act--the acid rain compliance provision of the law--significantly affected the Company and other subsidiaries of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995 and some 50 generating units of Southern Company were brought into compliance with Phase I requirements.

     Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. The construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $2 million for Savannah Electric.

     Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. No significant dollars for Phase II compliance have been spent by Savannah Electric.

     A significant portion of costs related to the acid rain and ozone non-attainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court recently dismissed certain challenges but found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals will address other legal challenges to these standards in mid-2001. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

     In September 1998, the EPA issued the final regional nitrogen oxide reduction rules to the states for implementation. Compliance is required by May 31, 2004. The final rule affects 21 states, including Georgia. This rule remains involved in litigation in the federal courts.

     In December 2000, the EPA completed its utility studies for mercury and other hazardous air pollutants (HAPS) and issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is to be developed over the next four years under the Maximum Achievable Control Technology (MACT) provisions of the Clean Air Act. This determination is being challenged in the courts. In January 2001, the EPA proposed guidance for the determination of Best Available Retrofit Technology (BART) emission controls under the Regional Haze Regulations. Installation of BART controls is expected to take place around 2010. Litigation of the BART rules is probable in the near future.

     Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide, sulfur dioxide, mercury, and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules. Reviews by the new administration in Washington, D.C. add to the uncertainties associated with BART guidance and the MACT determination for mercury and other HAPS.

     The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: control strategies to reduce regional haze; limits on pollutant discharges to impaired waters; water intake restrictions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties.

Savannah Electric and Power Company 2000 Annual Report


The Company conducts studies to determine the extent of any required cleanup costs and will recognize in the financial statements costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

     Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation--if any--will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 2000, the Company had $50.1 million of unused short-term and revolving credit arrangements with banks to meet its short-term cash needs and to provide additional interim funding for the Company's construction program. Revolving credit arrangements total $20 million, of which $10 million expires April 30, 2003 and $10 million expires December 31, 2003.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulation, will be derived from sources similar to those used in the past. These sources were primarily from the issuances of first mortgage bonds, other long-term debt, and preferred stock, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities, to meet long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. There are no restrictions on the amount of unsecured indebtedness allowed. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Cautionary Statement Regarding Forward-Looking
Information

This Annual Report includes forward-looking statements in addition to historical information. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which the Company is subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action against the Company; the extent and timing of the entry of additional competition in the markets of the Company; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial; internal restructuring or other restructuring options that may be pursued by the Company; state and federal rate regulation in the United States; political, legal and economic conditions and developments in the United States; financial market conditions and the results of financing efforts; the impact of fluctuations in commodity prices, interest rates and customer demand; weather and other natural phenomena; the ability of the Company to obtain additional generating capacity at competitive prices; and other factors discussed elsewhere herein and in other reports (including Form 10-K) filed from time to time by the Company with the SEC.

STATEMENTS OF INCOME
For the Years Ended December 31, 2000, 1999, and 1998
Savannah Electric and Power Company 2000 Annual Report

---------------------------------------------------------------------------------------------------------------
                                                                 2000                 1999                1998
---------------------------------------------------------------------------------------------------------------
                                                                           (in thousands)
Operating Revenues:
Retail sales                                                 $282,622             $242,265            $242,327
Sales for resale --
  Non-affiliates                                                4,748                3,395               4,548
  Affiliates                                                    4,974                4,151               3,016
Other revenues                                                  3,374                1,783               4,564
---------------------------------------------------------------------------------------------------------------
Total operating revenues                                      295,718              251,594             254,455
---------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                         57,177               50,530              53,021
  Purchased power --
    Non-affiliates                                             25,229               14,398               9,460
    Affiliates                                                 50,111               33,398              35,687
  Other                                                        54,829               51,802              50,321
Maintenance                                                    19,334               16,333              18,711
Depreciation and amortization (Note 3)                         25,240               23,841              22,032
Taxes other than income taxes                                  13,116               12,690              12,342
---------------------------------------------------------------------------------------------------------------
Total operating expenses                                      245,036              202,992             201,574
---------------------------------------------------------------------------------------------------------------
Operating Income                                               50,682               48,602              52,881
Other Income (Expense):
Interest income                                                   252                  169                 384
Other, net                                                      1,086                  798                (432)
---------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                      52,020               49,569              52,833
---------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                          12,737               11,938              11,855
Distributions on preferred securities of subsidiary             2,740                2,740                 167
---------------------------------------------------------------------------------------------------------------
Total interest and other, net                                  15,477               14,678              12,022
---------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                   36,543               34,891              40,811
Income taxes (Note 5)                                          13,574               11,808              15,101
---------------------------------------------------------------------------------------------------------------
Net Income                                                     22,969               23,083              25,710
Dividends on Preferred Stock                                        -                    -               2,066
---------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                $ 22,969             $ 23,083            $ 23,644
===============================================================================================================
The accompanying notes are an integral part of these statements.




STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2000, 1999, and 1998
Savannah Electric and Power Company 2000 Annual Report

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2000                 1999                1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                (in thousands)
Operating Activities:
Net income                                                                         $22,969              $23,083             $25,710
Adjustments to reconcile net income
  to net cash provided from operating activities --
       Depreciation and amortization                                                26,639               25,454              23,531
       Deferred income taxes and investment tax credits, net                           728               (3,353)              7,011
       Other, net                                                                    3,835                  (47)                (89)
       Changes in certain current assets and liabilities --
          Receivables, net                                                         (23,260)              (5,999)             (9,875)
          Fossil fuel stock                                                            (31)              (2,125)                221
          Materials and supplies                                                      (542)              (1,906)                484
          Accounts payable                                                           8,881                1,133                 470
          Other                                                                     (4,674)               1,731              (4,859)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                         34,545               37,971              42,604
------------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                           (27,290)             (29,833)            (18,071)
Other                                                                               (1,835)              (1,715)              1,617
------------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                             (29,125)             (31,548)            (16,454)
------------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase in notes payable, net                                                      11,100               34,300                   -
Proceeds --
   Other long-term debt                                                                  -                    -              30,000
   Preferred securities                                                                  -                    -              40,000
   Capital contributions from parent company                                         1,478                1,099                   -
Retirements --
   First mortgage bonds                                                                  -              (15,800)            (30,000)
   Other long-term debt                                                               (251)                (481)               (478)
   Preferred stock                                                                       -                    -             (35,000)
Payment of preferred stock dividends                                                     -                    -              (2,556)
Payment of common stock dividends                                                  (24,300)             (25,200)            (23,500)
Other                                                                                    -                  250              (4,798)
------------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                             (11,973)              (5,832)            (26,332)
------------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                             (6,553)                 591                (182)
Cash and Cash Equivalents at Beginning of Period                                     6,553                5,962               6,144
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                         $     -              $ 6,553             $ 5,962
====================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
   Interest (net of amount capitalized)                                            $13,329              $14,212             $12,198
   Income taxes (net of refunds)                                                    19,939               12,647               9,666
------------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 2000 and 1999
Savannah Electric and Power Company 2000 Annual Report

-----------------------------------------------------------------------------------------------------------------
Assets                                                                          2000                     1999
-----------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
Current Assets:
Cash and cash equivalents                                                   $      -                 $  6,553
Receivables --
  Customer accounts receivable                                                28,189                   20,752
  Unrecovered retail fuel clause revenue                                      39,632                   21,089
  Other accounts and notes receivable                                          1,412                    3,505
  Affiliated companies                                                           738                    1,195
  Accumulated provision for uncollectible accounts                              (407)                    (237)
Fossil fuel stock, at average cost                                             7,140                    7,109
Materials and supplies, at average cost                                        8,944                    8,402
Prepaid taxes                                                                  8,651                    2,434
Other                                                                            377                      435
-----------------------------------------------------------------------------------------------------------------
Total current assets                                                          94,676                   71,237
-----------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service (Note 7)                                                          829,270                  804,096
Less accumulated provision for depreciation                                  382,030                  360,639
-----------------------------------------------------------------------------------------------------------------
                                                                             447,240                  443,457
Construction work in progress                                                  6,782                    6,561
-----------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                         454,022                  450,018
-----------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                 2,066                    1,506
-----------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 5)                             12,404                   16,063
Cash surrender value of life insurance for deferred compensation plans        17,954                   16,305
Prepaid pension costs (Note 2)                                                     -                    1,201
Debt expense, being amortized                                                  3,003                    3,155
Premium on reacquired debt, being amortized                                    7,575                    8,385
Other                                                                          2,527                    2,348
-----------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                       43,463                   47,457
-----------------------------------------------------------------------------------------------------------------
Total Assets                                                                $594,227                 $570,218
=================================================================================================================
The accompanying notes are an integral part of these balance sheets.


BALANCE SHEETS
At December 31, 2000 and 1999
Savannah Electric and Power Company 2000 Annual Report

--------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                     2000                     1999
--------------------------------------------------------------------------------------------------------------------------
                                                                                                (in thousands)
Current Liabilities:
Securities due within one year (Note 7)                                              $ 30,698                 $    704
Notes payable                                                                          45,400                   34,300
Accounts payable --
  Affiliated                                                                           16,153                    4,632
  Other                                                                                 7,738                   11,118
Customer deposits                                                                       5,696                    5,426
Taxes accrued --
  Income taxes                                                                          3,450                    3,046
  Other                                                                                 1,435                    3,013
Interest accrued                                                                        4,541                    3,237
Vacation pay accrued                                                                    2,276                    2,142
Other                                                                                   7,973                    5,742
--------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                             125,360                   73,360
--------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                          116,902                  147,147
--------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 5)                                             79,756                   80,318
Deferred credits related to income taxes (Note 5)                                      16,038                   19,687
Accumulated deferred investment tax credits (Note 5)                                   10,616                   11,280
Deferred compensation plans                                                            11,968                   10,624
Employee benefits provisions (Note 2)                                                   8,127                    7,805
Other                                                                                  10,466                    5,150
--------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                          136,971                  134,864
--------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding company junior
  subordinated notes (See accompanying statements) (Note 6)                            40,000                   40,000
--------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                             174,994                  174,847
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                           $594,227                 $570,218
==========================================================================================================================
The accompanying notes are an integral part of these balance sheets.


STATEMENTS OF CAPITALIZATION
At December 31, 2000 and 1999
Savannah Electric and Power Company 2000 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                   2000              1999             2000              1999
-----------------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)                (percent of total)
Long-Term Debt (Note 7):
First mortgage bonds --
       Maturity                           Interest Rates
       --------                           --------------
       July 1, 2003                       6.375%               $ 20,000          $ 20,000
       May 1, 2006                        6.90%                  20,000            20,000
       July 1, 2023                       7.40%                  24,200            24,200
-----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                       64,200            64,200
-----------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
     6.88% due June 1, 2001                                      10,000            10,000
     6.625% due March 17, 2015                                   30,000            30,000
     Adjustable rates (6.71% to 6.86% at 1/1/01)
       due 2001                                                  20,000            20,000
-----------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                    60,000            60,000
-----------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
     Pollution control revenue bonds --
       Non-collateralized:
         Variable rates (5.10% at 1/1/01)
          due 2016-2037                                          17,955            17,955
-----------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       17,955            17,955
-----------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                     5,445             5,696
-----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $9.8 million)                                  147,600           147,851
Less amount due within one year (Note 7)                         30,698               704
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year             116,902           147,147            35.2%             40.7%
-----------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities (Note 6):
$25 liquidation value --
  6.85%                                                          40,000            40,000
-----------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $2.7 million)          40,000            40,000            12.1              11.0
-----------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity (Note 8):
Common stock, par value $5 per share --
  Authorized  - 16,000,000 shares
  Outstanding - 10,844,635 shares in 2000 and 1999
  Par value                                                      54,223            54,223
  Paid-in capital                                                11,265             9,787
Retained earnings                                               109,506           110,837
-----------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                               174,994           174,847            52.7              48.3
-----------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                           $331,896          $361,994           100.0%            100.0%
=============================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2000, 1999, and 1998
Savannah Electric and Power Company 2000 Annual Report

---------------------------------------------------------------------------------------------------------------------------------


                                                                  Common           Paid-In           Retained
                                                                   Stock           Capital           Earnings            Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    (in thousands)

Balance at January 1, 1998                                       $54,223             $8,688          $112,720           $175,631
Net income after dividends on preferred stock                          -                  -            23,644             23,644
Cash dividends on common stock                                         -                  -           (23,500)           (23,500)
Other                                                                  -                  -                90                 90
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                      54,223              8,688           112,954            175,865
Net income after dividends on preferred stock                          -                  -            23,083             23,083
Capital contributions from parent company                              -              1,099                 -              1,099
Cash dividends on common stock                                         -                  -           (25,200)           (25,200)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                      54,223              9,787           110,837            174,847
Net income after dividends on preferred stock                          -                  -            22,969             22,969
Capital contributions from parent company                              -              1,478                 -              1,478
Cash dividends on common stock                                         -                  -           (24,300)           (24,300)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000 (Note 8)                            $54,223            $11,265          $109,506           $174,994
=================================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 2000 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Savannah Electric and Power Company (the Company) is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, a system service company (SCS), Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Nuclear Operating Company (Southern Nuclear), Mirant Corporation--formerly Southern Energy, Inc.--and other direct and indirect subsidiaries. The integrated Southeast utilities provide electric service in four states. Contracts among the integrated Southeast utilities--related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. SCS provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the integrated Southeast utilities and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Mirant acquires, develops, builds, owns and operates power production and delivery facilities, and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Mirant businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

     Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by the GPSC. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.

     Certain prior years' data presented in the financial statements has been reclassified to conform with the current year presentation.

Related-Party Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension, human resources, systems and procedures, and other administrative services with respect to business and operations and power pool operations. Costs for these services amounted to $15.1 million, $16.0 million, and $15.3 million during 2000, 1999, and 1998, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                            2000          1999
                                     --------------------------
                                             (in thousands)
Deferred income tax charges              $12,404      $ 16,063
Premium on reacquired debt                 7,575         8,385
Deferred income tax credits              (16,038)      (19,687)
Storm damage reserves                     (2,733)       (1,392)
Accelerated depreciation                  (5,500)       (3,000)
---------------------------------------------------------------
Total                                    $(4,292)     $    369
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Savannah Electric and Power Company 2000 Annual Report


Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia and to wholesale customers in the Southeast.

    Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. Fuel costs are expensed as the fuel is used. Electric rates for the Company include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current regulated rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged less than 1 percent of revenues.

    In 2000, the GPSC approved an increase of slightly over one-third of a cent per kilowatt hour in the Company's fuel cost recovery rate. An increase of slightly over three-tenths of a cent per kilowatt-hour was approved in 1999.

    The Company currently plans to make a filing with the GPSC in early 2001 to establish a new fuel rate in order to better reflect current fuel costs and to collect the current under-recovered balance.

Depreciation and Amortization

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.0 percent in 2000 and 1999, and 2.9 percent in 1998. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost--together with the cost of removal, less salvage--is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities. In 1998, 1999 and 2000, the Company recorded accelerated depreciation of $1.0 million, $2.0 million and $2.5 million respectively, in accordance with the GPSC's 1998 rate order. See Note 3 to the financial statements for more information.

Income Taxes

The Company, which is included in the consolidated federal income tax return filed by Southern Company, uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction
  (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 6.87 percent in 2000, 6.26 percent in 1999 and 8.00 percent in 1998.

Property, Plant and Equipment

Property, plant and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits, and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property exclusive of minor items of property is capitalized.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory

Savannah Electric and Power Company 2000 Annual Report

when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not equal fair value at December 31 were as follows:

                                      Carrying           Fair
                                        Amount          Value
                                    --------------------------
                                          (in millions)
Long-term debt:
    At December 31, 2000                 $142             $140
    At December 31, 1999                 $142             $136
Trust preferred securities:
    At December 31, 2000                  $40              $36
    At December 31, 1999                  $40              $31

     The fair values for long-term debt and trust preferred securities were based on either closing market prices or closing prices of comparable instruments.


2.  RETIREMENT BENEFITS

The Company has defined benefit, trusteed, non-contributory pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to the extent required by the GPSC. The measurement date for plan assets and obligations is September 30 of each year.

     In late 2000, the Company adopted several pension and postretirement benefit plan changes that had the effect of increasing benefits to both current and future retirees. The effects of these changes will be to increase annual pension and postretirement benefits costs by approximately $0.5 million and $0.3 million, respectively.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          2000          1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $59,961       $59,207
Service cost                             1,742         1,746
Interest cost                            4,380         3,893
Benefits paid                           (3,210)       (3,414)
Actuarial (gain) loss and
    employee transfers                   1,802        (1,856)
Amendments                                 219           385
---------------------------------------------------------------
Balance at end of year                 $64,894       $59,961
===============================================================

                                           Plan Assets
                                    ---------------------------
                                          2000          1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $54,480       $49,630
Actual return on plan assets            10,493         8,168
Benefits paid                           (3,210)       (3,414)
Employee transfers                         117            96
---------------------------------------------------------------
Balance at end of year                 $61,880       $54,480
===============================================================

     The accrued pension costs recognized in the Balance Sheets were as follows:

                                         2000           1999
---------------------------------------------------------------
                                         (in thousands)
Funded status                         $(3,014)       $(5,481)
Unrecognized transition
  obligation                               89            178
Unrecognized prior service              2,929          2,996
  cost
Unrecognized net loss (gain)           (1,127)         3,508
---------------------------------------------------------------
(Accrued liability) prepaid
  asset recognized in the
  Balance Sheets                      $(1,123)        $1,201
===============================================================

Savannah Electric and Power Company 2000 Annual Report



      Components of the plans' net periodic cost were as follows:

                                    2000       1999       1998
-----------------------------------------------------------------
                                          (in thousands)
Service cost                      $1,742     $1,746     $1,495
Interest cost                      4,380      3,893      3,806
Expected return on plan
  assets                          (4,174)    (4,063)    (3,992)
Recognized net loss                    -        152          2
Net amortization                     376        352        334
-----------------------------------------------------------------
Net pension cost                  $2,324     $2,080     $1,645
=================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                           Accumulated
                                        Benefit Obligations
                                    ---------------------------
                                        2000           1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $22,904       $23,556
Service cost                               376           404
Interest cost                            1,865         1,549
Benefits paid                             (963)         (756)
Actuarial gain and
  employee transfers                    (1,367)       (1,849)
Amendments                               3,309             -
---------------------------------------------------------------
Balance at end of year                 $26,124       $22,904
===============================================================


                                           Plan Assets
                                    ---------------------------
                                        2000           1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $5,254        $3,803
Actual return on plan assets              606           476
Employer contributions                  2,013         1,731
Benefits paid                            (963)         (756)
---------------------------------------------------------------
Balance at end of year                 $6,910        $5,254
===============================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                        2000           1999
---------------------------------------------------------------
                                           (in thousands)
Funded status                       $(19,214)      $(17,650)
Unrecognized transition
  obligation                           5,925          6,419
Unamortized prior service cost         3,185              -
Unrecognized net loss                  1,701          3,311
Fourth quarter contributions           1,493          1,336
---------------------------------------------------------------
Accrued liability recognized in
  the Balance Sheets                $ (6,910)      $ (6,584)
===============================================================

    Components of the postretirement plans' net periodic cost were as follows:

                                        2000     1999      1998
----------------------------------------------------------------
                                            (in thousands)
Service cost                          $  376   $  404     $  348

Interest cost                          1,865    1,549      1,528
Expected return on plan assets          (429)    (345)      (276)
Recognized net loss                       66      152        104
Net amortization                         618      494        494
----------------------------------------------------------------
Net postretirement cost               $2,496   $2,254     $2,198
================================================================

    The weighted average rates assumed in the actuarial calculations for both the pension and postretirement benefit plans were:

                                          2000         1999
---------------------------------------------------------------
Discount                                  7.50%        7.50%
Annual salary increase                    5.00         5.00
Long-term return on plan assets           8.50         8.50
---------------------------------------------------------------

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 7.29 percent for 2000, decreasing gradually to 5.50 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2000 as follows:

Savannah Electric and Power Company 2000 Annual Report



                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                          (in thousands)
Benefit obligation                     $1,417        $1,598
Service and interest costs                110           140
===============================================================

     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation.

Employee Savings Plan

The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2000, 1999, and 1998 were $0.9 million, $0.9 million, and $0.8 million, respectively.

3.   CONTINGENCIES AND REGULATORY
     MATTERS

Environmental Litigation

On November 3, 1999, the EPA brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously and the Company's Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August 1, 2000, the U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. On January 12, 2001, the EPA re-filed its claims against Alabama Power in federal district court in Birmingham, Alabama. The EPA did not include the system service company in the new complaint. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place.

     An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Retail Regulatory Matters

Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent.

     In 1998, the GPSC approved a four-year accounting order for the Company. Under this order, the Company will reduce the electric rates of its small business customers by approximately $11 million over four years. The Company will also expense an additional $1.95 million in storm damage accruals and accrue an additional $8 million in depreciation on generating assets over the term of the order. The additional depreciation will be accumulated in a regulatory liability account to be available to mitigate any potential stranded costs. In addition, the Company has discretionary authority to provide up to an

Savannah Electric and Power Company 2000 Annual Report


additional $0.3 million per year in storm damage accruals and up to an additional $4.0 million in depreciation expense over the four years. Total storm damages accrued under the order were $1.5 million in both 2000 and 1999 and $0.75 million in 1998. No discretionary depreciation was recorded in the last three years. Over the term of the order, the Company is precluded from asking for a rate increase except upon significant changes in economic conditions, new laws, or regulations. There is a quarterly monitoring of the Company's earnings performance.

4.   COMMITMENTS

Construction Program

The Company is engaged in a continuous construction program, currently estimated to total $32.5 million in 2001, $31.5 million in 2002, and $31.9 million in 2003. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and changes in cost of capital. The Company does not have any traditional baseload generating plants under construction. However, construction related to new and upgrading of existing transmission and distribution facilities and the upgrading of generating plants will continue.

     To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt and capital contributions from Southern Company.

     The amounts of long-term debt and trust preferred securities that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations, and other factors.

Bank Credit Arrangements

At the end of 2000, unused credit arrangements with four banks totaled $50.1 million and expire at various times during 2001.

     The Company has revolving credit arrangements of $20 million, of which $10 million expires April 30, 2003 and $10 million expires December 31, 2003. One of these agreements allows short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises. A second lien for $10 million of bank debt is secured by a portion of the Plant Kraft property and a second lien for $34 million in bank notes is secured by a portion of the Plant McIntosh property.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. The Company has fuel commitments of $44 million and $8 million for 2001 and 2002, respectively.

     The company has entered into various long-term commitments for the purchase of electricity. Estimated total long-term obligations at December 31, 2000 were as follows:

Year                                             Commitments
----                                            -------------
                                                (in thousands)
2001                                              $      0
2002                                                 9,627
2003                                                13,245
2004                                                13,261
2005                                                13,277
2006 and beyond                                     53,283
---------------------------------------------------------------
Total commitments                                 $102,693
===============================================================

Savannah Electric and Power Company 2000 Annual Report


Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $0.4 million for 2000, $0.5 million for 1999, and $1.1 million for 1998.

     At December 31, 2000, estimated future minimum lease payments for noncancelable operating leases were as follows:

                                               Rental
                                            Commitments
                                         --------------------
                                           (in thousands)
2001                                             $433
2002                                              433
2003                                              433
2004                                              433
2005                                              433
2006 and thereafter                            $5,379
-------------------------------------------------------------

5.   INCOME TAXES

At December 31, 2000, tax-related regulatory assets and liabilities were $12.4 million and $16.0 million, respectively. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of income tax provisions are as follows:

                                        2000      1999       1998
------------------------------------------------------------------
                                          (in thousands)
Total provision for income taxes
Federal --
   Currently payable                 $11,102   $12,968    $ 6,763
   Deferred                               75    (3,329)     5,812
------------------------------------------------------------------
                                      11,177     9,639     12,575
------------------------------------------------------------------
State --
   Currently payable                   1,744     2,193      1,327
   Deferred                              653       (24)     1,199
------------------------------------------------------------------
                                       2,397     2,169      2,526
-----------------------------------------------------------------
Total                                $13,574   $11,808    $15,101
==================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                2000       1999
                                            --------------------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                  $76,901    $76,282
   Property basis differences                  5,904      6,917
   Other                                      17,807     12,031
----------------------------------------------------------------
Total                                        100,612     95,230
----------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  9,744      6,965
   Other                                       7,662      5,777
----------------------------------------------------------------
Total                                         17,406     12,742
----------------------------------------------------------------
Net deferred tax liabilities                  83,206     82,488
Portions included in current assets, net      (3,450)    (2,170)
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $79,756    $80,318
================================================================

     Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $ 0.7 million in 2000, 1999 and 1998. At December 31, 2000, all investment tax credits available to reduce federal income taxes payable had been utilized.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                        2000     1999       1998
                                    -----------------------------
 Federal statutory tax rate               35%      35%       35%
 State income tax, net of
    federal income tax benefit             4        4         4
 Other                                    (2)      (5)       (2)
 ----------------------------------------------------------------
 Effective income tax rate                37%      34%       37%
 ================================================================

     Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

Savannah Electric and Power Company 2000 Annual Report


6.   TRUST PREFERRED SECURITIES

In December 1998, Savannah Electric Capital Trust I, of which the Company owns all of the common securities, issued $40 million of 6.85% mandatorily redeemable preferred securities. Substantially all of the assets of the Trust are $40 million aggregate principal amount of the Company's 6.85% junior subordinated notes due December 31, 2028.

     The Company considers that the mechanisms and obligations relating to the trust preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Savannah Electric Capital Trust I.

     Savannah Electric Capital Trust I is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

7.   LONG-TERM DEBT AND LONG-TERM DEBT
     DUE WITHIN ONE YEAR

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

     Maturities and retirements of long-term debt were $0.4 million in 2000, $16.2 million in 1999 and $30.4 million in 1998. Included in the 1999 maturities and retirements is the purchase by the Company of all $15 million outstanding of its 7 7/8% Series First Mortgage Bonds due May 1, 2025.

     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

     A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                  2000        1999
                                              ---------------------
                                                  (in thousands)
Bond sinking fund requirement                  $   642        $650
Less:
  Portion to be satisfied by
    certifying property additions                  642         650
-------------------------------------------------------------------
Cash sinking fund requirement                        -           -
Other long-term debt maturities                 30,698         704
-------------------------------------------------------------------
Total                                          $30,698        $704
===================================================================

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the Indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.

     The sinking fund requirements of first mortgage bonds were satisfied by certifying property additions in 2000 and by cash redemptions in 1999. It is anticipated that the 2001 requirement will be satisfied by certifying property additions. Sinking fund requirements and/or maturities through 2005 applicable to long-term debt are as follows: $30.7 million in 2001; $0.6 million in 2002; $20.5 million in 2003; $0.5 million in 2004; and $0.4 million in 2005.

8.   COMMON STOCK DIVIDEND
     RESTRICTIONS

The Company's Indenture contains certain limitations on the payment of cash dividends on common stock. At December 31, 2000, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.

Savannah Electric and Power Company 2000 Annual Report


9.    QUARTERLY FINANCIAL INFORMATION
      (UNAUDITED)

Summarized quarterly financial data for 2000 and 1999 are as follows (in thousands):

                                                     Net Income After
                        Operating     Operating        Dividends on
Quarter Ended            Revenues      Income         Preferred Stock
---------------------------------------------------------------------

March 2000                $52,390      $ 6,583          $ 1,643
June 2000                  72,780       14,100            6,287
September 2000             98,849       24,060           12,351
December 2000              71,699        5,939            2,688

March 1999                $47,098      $ 5,315          $ 1,209
June 1999                  61,692       12,173            5,268
September 1999             91,849       26,759           13,705
December 1999              50,955        4,355            2,901
---------------------------------------------------------------------

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.

     The quarterly operating income information above has been reclassified to reflect the Company's current presentation of income tax expense.

SELECTED FINANCIAL AND OPERATING DATA 1996-2000
Savannah Electric and Power Company 2000 Annual Report
----------------------------------------------------------------------------------------------------------------------------
                                                       2000            1999            1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                  $295,718        $251,594        $254,455        $226,277        $234,074
Net Income after Dividends
  on Preferred Stock (in thousands)                 $22,969         $23,083         $23,644         $23,847         $23,940
Cash Dividends
  on Common Stock (in thousands)                    $24,300         $25,200         $23,500         $20,500         $19,600
Return on Average Common Equity (percent)             13.13           13.16           13.45           13.71           14.08
Total Assets (in thousands)                        $594,227        $570,218        $555,799        $547,352        $544,900
Gross Property Additions (in thousands)             $27,290         $29,833         $18,071         $18,846         $28,950
----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                $174,994        $174,847        $175,865        $175,631        $172,284
Preferred stock                                           -               -               -          35,000          35,000
Company obligated mandatorily
  redeemable preferred securities                    40,000          40,000          40,000               -               -
Long-term debt                                      116,902         147,147         163,443         142,846         164,406
----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)      $331,896        $361,994        $379,308        $353,477        $371,690
============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                    52.7            48.3            46.4            49.7            46.4
Preferred stock                                           -               -               -             9.9             9.4
Company obligated mandatorily
  redeemable preferred securities                      12.1            11.0            10.5               -               -
Long-term debt                                         35.2            40.7            43.1            40.4            44.2
----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)         100.0           100.0           100.0           100.0           100.0
============================================================================================================================
Security Ratings:
First Mortgage Bonds -
   Moody's                                               A1              A1              A1              A1              A1
   Standard and Poor's                                   A+             AA-             AA-             AA-              A+
Preferred Stock -
   Moody's                                               a2              a2              a2              a2              a2
   Standard and Poor's                                 BBB+              A-               A               A               A
============================================================================================================================
Customers (year-end):
Residential                                         115,646         112,891         110,437         109,092         106,657
Commercial                                           15,727          15,433          15,328          14,233          13,877
Industrial                                               75              67              63              64              65
Other                                                   444             417             377           1,129           1,097
----------------------------------------------------------------------------------------------------------------------------
Total                                               131,892         128,808         126,205         124,518         121,696
============================================================================================================================
Employees (year-end):                                   554             533             542             535             571
----------------------------------------------------------------------------------------------------------------------------




SELECTED FINANCIAL AND OPERATING DATA 1996-2000 (continued)
Savannah Electric and Power Company 2000 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                             2000            1999            1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                              $129,520        $112,371        $109,393        $ 96,587        $101,607
Commercial                                                102,116          88,449          86,231          78,949          80,494
Industrial                                                 40,839          32,233          37,865          35,301          37,077
Other                                                      10,147           9,212           8,838           8,621           8,804
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                              282,622         242,265         242,327         219,458         227,982
Sales for resale  - non-affiliates                          4,748           3,395           4,548           3,467           1,998
Sales for resale  - affiliates                              4,974           4,151           3,016           2,052           3,130
----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                  292,344         249,811         249,891         224,977         233,110
Other revenues                                              3,374           1,783           4,564           1,300             964
----------------------------------------------------------------------------------------------------------------------------------
Total                                                    $295,718        $251,594        $254,455        $226,277        $234,074
==================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                             1,671,089       1,579,068       1,539,792       1,428,337       1,456,651
Commercial                                              1,369,448       1,287,832       1,236,337       1,156,078       1,141,218
Industrial                                                800,150         713,448         900,012         881,261         838,753
Other                                                     135,824         132,555         131,142         124,490         126,215
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                            3,976,511       3,712,903       3,807,283       3,590,166       3,562,837
Sales for resale  - non-affiliates                         77,481          51,548          53,294          94,280          91,610
Sales for resale  - affiliates                             88,646          76,988          58,415          54,509          41,808
----------------------------------------------------------------------------------------------------------------------------------
Total                                                   4,142,638       3,841,439       3,918,992       3,738,955       3,696,255
==================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                  7.75            7.12            7.10            6.76            6.98
Commercial                                                   7.46            6.87            6.97            6.83            7.05
Industrial                                                   5.10            4.52            4.21            4.01            4.42
Total retail                                                 7.11            6.52            6.36            6.11            6.40
Sales for resale                                             5.85            5.87            6.77            3.71            3.84
Total sales                                                  7.06            6.50            6.38            6.02            6.31
Residential Average Annual
  Kilowatt-Hour Use Per Customer                           14,593          14,100          14,061          13,231          13,771
Residential Average Annual
  Revenue Per Customer                                  $1,131.08       $1,003.39         $998.94         $894.73         $960.58
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                              788             788             788             788             788
Maximum Peak-Hour Demand (megawatts):
Winter                                                        724             719             582             625             666
Summer                                                        878             875             846             802             811
Annual Load Factor (percent)                                 53.4            51.2            54.9            54.3            53.1
Plant Availability Fossil-Steam (percent):                   78.5            72.8            72.9            93.7            77.6
----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                         51.6            44.6            41.6            34.4            27.7
Oil and gas                                                   6.9            12.3            12.9             5.2             3.1
Purchased power -
  From non-affiliates                                         7.7             5.3             3.4             1.4             2.1
  From affiliates                                            33.8            37.8            42.1            59.0            67.1
----------------------------------------------------------------------------------------------------------------------------------
Total                                                       100.0           100.0           100.0           100.0           100.0
==================================================================================================================================
